Exhibit 10.6

Performance Share Awards Granted in 2016

Summary of Key Provisions

Purpose	● To advance the interests of the Company by motivating plan participants to contribute to the long-term success and progress of the Company.
Eligibility	● All senior executives and employees in the Company as approved by the Compensation Committee ("Committee") of Tesoro Board of Directors.
Plan	● This award is granted under the general terms and conditions of the Amended and Restated 2011 Long-Term Incentive Plan.
Performance Shares	● A Performance Share Award is a grant of shares where the final payout upon vesting is contingent upon achieving specific performance goals during a specified performance period.
Performance Period	● The performance period for the Performance Share Award granted in 2015 is 36 months (January 1, 2016 to December 31, 2018).
Vesting	● The Performance Share Award will vest at the end of the 36 month performance period, subject to achievement of the Section 162(m) goal described below.
Dividend Equivalents	● Dividend equivalents will be earned on the performance share award to the extent that the Company pays dividends to shareholders.
● The dividend equivalents will be accrued over the performance period and paid in cash at the same time that the performance share award is distributed.
● The dividend equivalents will be calculated and accrued based on the actual number of performance shares earned based on the actual performance results at the end of the performance period; provided, that for a terminated employee, the dividend equivalents will be pro-rated based upon the adjusted number of performance shares earned by such employee (as described below).

● In no event will dividend equivalents be paid with respect to unearned performance shares.
Form and Timing of Payout	● The Performance Share Awards will be settled in common stock of the Company as soon as practical, but in any event within calendar year 2019.

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Payout Range
● The payout for the Performance Share Award can range from 0% to 200% as reflected in the Performance Payout Table.
● If the Company’s TSR over the performance period is negative, the Committee has the authority to reduce the actual payout percentage below that is reflected in the Performance Payout Table.

Performance Measures
The Performance Share Award will be measured using relative Total Shareholder Return (TSR) benchmarked against an index of the median TSR of the Performance Peer Group defined below.
•  For purposes of calculating TSR for the Company and our Performance Peer Group:
•An average of the stock prices for the 30 business days preceding the beginning and end of the performance period will be used to calculate TSR. Normal dividends will be assumed to be reinvested in stock on the date the dividend is paid to shareholders. Any special dividends will not be included in the calculation.
•At the end of the performance period, a TSR will be calculated for the Company and for each of the individual peers. The three-year TSR calculations for each of the peer group companies will be used to determine a benchmark index by taking the median (50% percentile) of these results. This benchmark index will be referred to as the Median Index TSR.
•The difference between the Company’s TSR over the performance period and the Median Index TSR will be used to determine the payout percentage as shown in the payout table below. The payout percentage in the payout table below will be applied to the performance shares granted to the employee at time of grant, subject to the Committee’s discretion described above in the event the Company’s TSR over the performance period is negative.

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	Tesoro Performance Relative to the Index (Median Index TSR excluding Tesoro minus Tesoro Average TSR in Percentage Points Difference	Payout % (Payouts between points will be interpolated using a straight-line interpolation rounded to the nearest whole percent.)
	<-33.33%	0%
	-30%	10%
	-20%	40%
	-10%	70%
	0%	100%
	10%	130%
	20%	160%
	30%	190%
	33.33%+	200%

Performance Peer Group
● The Performance Peer Group are the following companies:
•    HollyFrontier, Marathon Petroleum, Phillips 66, Valero Energy, PBF Energy, Inc., XLE Energy Index and S&P 500 Index

If any peer company drops out during the performance period, their performance will be included as long as they are in place for at least half of the performance period.

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Termination of Employment and Timing of Payout
●    Death/Disability - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares and any dividend equivalents will be issued as soon as administratively practical.

●    Retirement - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares and any dividend equivalents will be issued as soon as administratively practical, but in any event within calendar year 2018.

● Voluntary Termination or Termination for Cause - Shares will be forfeited.
●    Involuntary Termination (not in connection with a Change in Control) - The payout of the award will be pro-rated based on the number of full months worked (minimum of 12 months required) within the performance period divided by 36 and adjusted for actual performance results at the end of the period. Shares and any dividend equivalents associated with your shares will be issued as soon as administratively practical within calendar year 2019.

●    Involuntary Termination or Voluntary Termination for Good Reason within two years following a Change in Control - The full award (as converted as described below) and any associated dividend equivalents will be paid out as soon administratively practical.

●    Separation Under Severance/Separation Agreement - If an employee is terminated pursuant to a severance or separation agreement under any circumstance, the Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above.

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Good Reason (under Change in Control only)
●  Good Reason means the occurrence of any of the following:

●    without Participant's express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant's positions, duties, responsibilities and status with the Company from those immediately prior to a Change in Control or a diminution in Participant's titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions;

●    a material reduction by the Company in Participant's Base Salary, as in effect immediately prior to a Change in Control;

●    the failure by the Company to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

●    the failure by the Company to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

●    the occurrence of an event that meets the criteria set forth under the Company's relocation policy, as in effect from time to time, with respect to which either (i) the Participant fails to provide express written consent to the relocation or (ii) the Company fails to provide the relocation benefit set forth in such policy; or

●    any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

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Change in Control
● In the event of a Change in Control of the Company, the Performance Share Award will either be (i) assumed and continued by the acquirer or surviving corporation in the transaction, or (ii) paid out upon consummation of the Change in Control at the greater of the target amount or the actual performance at the time of the Change in Control.

● If the Performance Share Award is assumed and continued in connection with a Change in Control, the award will be converted into a time-based restricted stock unit award upon consummation of the Change in Control with the number of shares subject to the award equal to the number of shares that would have been issued under the award using the greater of the target amount or the actual performance at the time of the Change in Control. Following such conversion, the award (including any dividend equivalents accrued on the shares subject to the converted award) will vest based on continued employment through December 31, 2018.

Section 162(m) Performance Goals
● In addition to the performance criteria described above, the Performance Share Award will only be eligible to vest if the Company has positive net income (as determined under US GAAP) over at least one of the calendar years during the performance period.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan unless the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) specifies otherwise (either in an Award Agreement or otherwise).

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